NYSE Amex: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Reports on Uranium ISR Mine Permitting Update

Casper, Wyoming, March 26, 2009 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce that, with the recent receipt of a Request for Additional Information (“RAI”) on environmental issues from the US Nuclear Regulatory Commission (“NRC”), the permitting activities associated with the Nichols Ranch In-Situ Recovery (“ISR”) Uranium Project located in the Powder Basin of Wyoming, are progressing.

Applications for a Permit to Mine and a Source Material License for the Nichols Ranch ISR Uranium Project were submitted to the Wyoming Department of Environmental Quality – Land Quality Division (“WDEQ”) and the United States Nuclear Regulatory Commission (“NRC”) in December of 2007. Both the NRC and WDEQ applications were deemed complete for further technical and environmental review in April 2008 and August 2008, respectively. In the fall of 2008, Uranerz received the RAI for the technical review from the NRC. Uranerz submitted the response to this RAI, consisting of answers with supporting data, to the NRC during March 2009. This return of information and data will allow the NRC to progress with the review, which should lead ultimately to the issuance of the required Source Materials License that allows Uranerz to receive, possess, use, transfer, or deliver radioactive materials. Uranerz also received RAIs from the NRC for the environmental portion of the application review on March 12, 2009. Again, as with the technical review request, Uranerz will respond as soon as practicable. The WDEQ is currently conducting their detailed review of the Permit to Mine application and additional questions are expected in the near future.

The mine plan for the Nichols Ranch ISR Uranium Project includes a central processing facility at the Company's Nichols Ranch property and a satellite ion exchange facility at its Hank property. The ultimate production level from these two properties is planned to be in the range of 600,000 to 750,000 pounds per year (as U308). The central processing facility is planned for a licensed capacity of 2 million pounds per year of uranium (as U308) and will process uranium-bearing well-field solutions from Nichols Ranch, as well as uranium-loaded resin transported from the Hank satellite facility, plus uranium-loaded resin from any additional satellite deposits that may be developed on the Company's other Powder River Basin properties. This centralized design enhances the economics of the Company's potential additional satellite projects by maximizing production capacity while minimizing further capital expenditures on processing facilities. The project is at a stage where it is progressing through the detailed engineering and design.

“I am very pleased with the effort that has been put forth from the Uranerz regulatory team as well as the regulatory agencies in moving this project forward in the best possible time frame. We are confident this effort will result in obtaining the necessary authorizations so that we can meet our goals of being a uranium producer in 2011”, stated Mike Thomas, Uranerz Energy’s Environmental, Safety, and Health Manager.

"The progress in our efforts to move the Company's Nichols Ranch ISR Uranium Project towards commercial production has been significant", stated Uranerz Executive Vice President and Chief Operating Officer, George Hartman. "We have been very satisfied with the professionalism and thoroughness of both of the regulatory agencies and their staff in their review of our applications."

About Uranerz

Uranerz Energy Corporation is a pure-play uranium company listed on the NYSE Amex Exchange (formerly called the American Stock Exchange) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Members of the Uranerz management team have specialized expertise in the in-situ recovery (“ISR”) uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 124,200 acres (50,255 hectares or 194 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques.

The Company has submitted federal and state mining applications to build and operate the Nichols Ranch ISR Uranium Project which, when licensed and constructed, is planned to consist of a central processing facility at the Nichols Ranch property and a satellite facility at the Hank property. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced). Commencement of operations at the Nichols Ranch ISR Uranium Project is dependent on receipt of required regulatory approvals.

ISR mining comprised 29% of global uranium production in 2007 according to the World Nuclear Association. Wyoming ISR advantages include low capital costs, low operating costs, and low environmental impact. Wyoming is the largest uranium producer in the USA with a long ISR history and has the largest known uranium resource base in the USA. Uranerz management has a record of licensing commercial ISR projects.

Further Information

For further information, contact the Company’s Investor Relations department at 1-800-689-1659 or please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on the SEDAR website at www.sedar.com.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to planned development, capital and operating cost and other projections, resource estimates, our planned exploration and drilling programs and results, the availability of future financing for exploration, and other plans, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.